Mer HW Equity Ins

	These proposals have passed

				FINAL Proxy Results - Mercury HW Large Cap Value Fund
				Record Date: October 17, 2001
				1st Meeting Date: December 7, 2001
				2nd Meeting Date: December 10, 2001
				As of: December 10, 2001

							Units Voted
				Votes Needed
		Shares Needed	Outstanding	50% + 1 of				Total Units
		To Pass	Shares	Total Units Voted	For	Against	Abstain	Voted

1)	Merger of Mercury HW Large Cap Value Fd	-939,849	2,963,798	949,906	1,889,755	6,305	3,750	1,899,810
	Hotchkis & Wiley Large Cap Value Fund

				Votes Needed
		Shares Needed	Outstanding	67% of				Total Units
		To Pass	Shares	Total Units Voted	For	Against	Abstain	Voted

2)	To approve a new investment advisory	-618,338	2,963,798	1,272,873	1,891,211	6,638	1,961	1,899,810
	agreement with Hotchkis & Wiley Capital
	Management , LLC

	Voting Requirements:
	The Quorum for the Meeting consists of one-third of the outstanding shares entitled to vote.

	Proposal 1 requires the affirmative vote of the majority of the shareholders voting at the Meeting, provided a quorum is present.
	Proposal 2 requires the affirmative vote of the lesser of (1) 67% of the shares represented at the Meeting at which more than 50% of the Fund's outstanding shares are
	represented or (2) more than 50% of the Fund's outstanding shares

Last Updated on 02/26/2002
By MLMAG